EXHIBIT 99.1

LETTER OF INTENT

By and Amongst

FLORIDA BEAUTY EXPRESS INC.

FLORIDA BEAUTY FLORA INC.

FLORAL LOGISTICS OF MIAMI INC.

FLORAL LOGISTICS OF CALIFORNIA INC.

TEMPEST TRANSPORTATION INC.

(“Florida Beauty”)

And

REAC Group, Inc.

This Binding Letter of Intent (“LOI” or “Agreement”) confirms our preliminary discussions regarding a proposed Share Exchange and Purchase Agreements for all assets, trade secrets, intellectual property, and proprietary information of Florida Beauty Companies (“Florida Beauty”) by REAC Group, Inc., a Florida Corporation, (“the Company”). This LOI is intended to be a binding expression of the current understanding of the parties regarding the terms of the proposed transaction, except as otherwise set forth herein, to be incorporated into and superseded by the execution of the Definitive Documentation as set forth in Section 1 & 2 below, the date of execution being the formal date of the closing of the contemplated transaction (“Closing” and/or Closing Date”). The Definitive Documentation will include such additional terms, conditions, representations and warranties and undertakings as mutually agreed to by the parties. Except as provided in Paragraphs 7 and 8 below, no legally binding obligations will be created until the Definitive Documentation is executed and delivered by the Company and Florida Beauty.

This Letter of Intent outlines the general terms and conditions by which Florida Beauty Companies with a principal address of 3400 NW 74 Ave, Miami F 33122 (the “Buyer’’) and REAC Group, Inc., (“REAC”) c/o Robert DeAngelis with a principal address of 8878 Covenant Ave., Suite 209, Pittsburgh, PA 15237 (the “Seller’’) (Buyer and Seller collectively, the “Parties”), intend to facilitate a merger, acquisition, or other combinational transaction with a public company, traded under symbol REAC (the “Vehicle”). The closing date of this transaction shall be on or before December 24, 2019.

THIS AGREEMENT IS NOT EFFECTIVE UNTIL RECEIPT OF FULLY EXECUTED

DOCUMENTS ARE DELIVERED TO THE PARTIES:

WHEREAS, the Buyer wishes to obtain a controlling interest in the Public Vehicle “REAC” from the Seller, and; NOW THEREFORE, the Seller and the Buyer hereby agree:

1.	The total purchase price of the Mr. DeAngelis’ shares (15,015,002 shares of common stock and 500,000 shares of Series A Preferred) shall be $350,000 (the “Purchase Price”)of which $100,000 shall be paid in cash at closing by wired funds to Robert DeAngelis, (the “Closing Cash”), and the remaining $150,000 will be payable in $75,000 installments for the first two quarters, (March 31, 2020, and June 30, 2020), after closing and Mr. DeAngelis will also receive 100,000 shares of common stock, that will be valued at $1.00 per share, respectively.

2.	Buyer shall receive approximately 99% of the Company’s common stock, which is held by Robert DeAngelis, (15,015,002 shares). Buyer shall also receive the Preferred A stock of 500,000 shares which is 2,500,000 preferred voting shares (5000 votes for each share).
3.	Seller shall provide any and all corporate documentation as reasonably available to Seller prior to, or at closing of the proposed transaction.
4.	Upon closing of the Transaction, Buyer will be obligated to pay the following items currently payable by REAC: $19,500.00 for auditing services, $8,000.00 for bookkeeping services, $3,150.00 for EDGAR filings, and $1,850.00 for transfer agent fees. No directors, officers, partners, employees or agents of Surviving Entity shall be personally obligated to pay the aforementioned payables.
5.	Resignation of any and all officers and directors of “REAC” shall be effective upon closing, and appointment of ___________ as the Director, Chief Executive Officer, Chief Financial Officer, and Secretary of “REAC”.
6.	This transaction is subject to approval and funding from Auctus Group, LLC.
7.	Binding Effect; Termination. This LOI is only a statement of the present intentions of the parties and does not constitute a binding agreement of the parties hereto with respect to the Transaction. Accordingly, except as set forth below, the parties will be legally bound only upon execution of, and in accordance with the terms contained in the Definitive Documentation, if, as and when the same have been approved by each party’s board of directors or similar governing body and have been duly executed and delivered.
8.	Governing Law. This LOI shall be governed by and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable conflicts of law principles. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of State of Florida, for any litigation arising out of or relating to this Agreement and the transactions contemplated herein and agrees not to commence any litigation relating thereto except in such courts.
9.	Entire Agreement; Amendment; Assignment; Counterparts. This LOI represents the entire understanding of the parties with respect to the terms of the Transaction, and supersedes all prior and/or contemporaneous agreements, representations and understandings, written or oral. This LOI may only be amended, modified or extended by a written agreement signed by both of the parties hereto. This LOI may not be assigned without the other party’s written consent. This LOI may be signed in two or more counterparts, any one of whom need not contain the signature of more than one party, but all such counterparts will constitute one and the same agreement.

If you are in agreement with the terms of this LOI, please sign in the space provided below and return facsimile to Company’s representative below or a scanned copy by email. This proposal shall remain open until 11:59 p.m. EST on December 24, 2019. If this LOI has not been agreed to by the Florida Beauty Companies Management by that time, this proposal shall be deemed to have lapsed.

Florida Beauty Companies	REAC, Group, Inc.

By: /s/Ronen Koubi	By: /s/ Robert De Angelis
Robert DeAngelis
Dated: 12-20-2019	Dated: 12-20-2019